News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Holdings, Inc. Reports Fiscal Third Quarter 2017 Results

•	Net Sales increased 5% to $769 million
•	Income from operations increased 14% to $145 million; Adjusted Income from Operations(1) increased 17% to $150 million
•	Net Income attributable to Lamb Weston decreased 22% to $84 million from $107 million; Adjusted Net Income attributable to Lamb Weston(1) decreased 8% to $87 million
•	Adjusted EBITDA including unconsolidated joint ventures(1) increased 11% to $191 million
•	Diluted EPS was $0.57, down from $0.71 in the prior year period; Adjusted Diluted EPS(1) was $0.59
•	Reaffirms FY 2017 outlook

EAGLE, ID (Apr. 6, 2017) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its third quarter 2017 results.

“We’re pleased with our third quarter results and year-to-date performance,” said Tom Werner, President and CEO. “The quarter played out as we expected. Continued price/mix improvement and modest volume gains drove both sales and product contribution margin growth in an operating environment of solid consumer demand, modest input cost inflation and tight manufacturing capacity. As a result, we remain on track to deliver on our full-year targets by continuing to focus on serving our customers and executing against our strategies and priorities.”

Summary of Third Quarter and FY 2017 Year-to-Date Results
($ in millions, except per share)

		Year-Over-Year		Year-Over-Year
	Q3 2017	Growth Rates	YTD 2017	Growth Rates
Net sales	$768.5	5%	$2,335.5	5%
Income from operations	$145.2	14%	$395.7	23%
Net income attributable	$84.2	(22%)	$251.0	3%
to Lamb Weston
Diluted EPS	$0.57	(20%)	$1.70	4%

Adjusted EBITDA including	$190.8	11%	$530.7	22%
unconsolidated joint ventures(1)
Adjusted Diluted EPS(1)	$0.59	(5%)	$1.80	17%

Q3 2017 Commentary

Net sales were $769 million, up 5 percent versus the year-ago period. Price/mix increased 4 percent due to pricing actions and favorable product and customer mix. Volume increased 1 percent as the Company continued to operate essentially at full capacity.

Income from operations increased 14 percent to $145 million from the prior year period, and included $5 million of costs related to the spinoff from Conagra Brands, Inc. (formerly ConAgra Foods, Inc., “Conagra”). Favorable price/mix largely drove the increase. On a per pound basis, while raw potato costs were essentially flat versus the prior year period, other inputs, manufacturing, transportation and warehousing costs increased, partially offset by supply chain efficiency savings. Selling, general and administrative expense increased, largely due to incremental costs associated with being a stand-alone public company, as well as higher incentive compensation costs as a result of the Company’s strong operating performance.

Adjusted EBITDA including unconsolidated joint ventures(1) was $191 million, up 11 percent versus the prior year period, mainly reflecting growth in income from operations, partially offset by lower equity method investment earnings due to the impacts of higher raw potato costs in Europe.

Diluted EPS decreased 20 percent to $0.57 from $0.71 in the prior year period, and Adjusted Diluted EPS(1) was $0.59, down 5 percent compared to the prior year period. The decreases were largely due to higher interest costs and lower equity method investment earnings. The decrease in Diluted EPS was also due to a $17.7 million non-cash gain related to the settlement of a pension plan of the Company’s Lamb-Weston/Meijer joint venture in the prior year quarter.

The effective tax rate(2) was 33 percent in the third quarter of fiscal 2017.

Q3 2017 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q3 2017	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net Sales	$391.6	3%	2%	1%
Segment Product Contribution Margin(1)	$93.2	9%

Net sales for the Global segment increased 3 percent to $392 million. Price/mix increased 2 percent, largely reflecting improvement in customer and product mix as well as price increases. Volume increased 1 percent, driven by growth in both domestic and international markets.

Global Segment Product Contribution Margin(1) increased 9 percent to $93 million, primarily driven by favorable price/mix.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q3 2017	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net Sales	$242.2	10%	10%	0%
Segment Product Contribution Margin(1)	$84.1	30%

Net sales for the Foodservice segment increased 10 percent to $242 million. Price/mix increased 10 percent, reflecting pricing actions as well as improvement in customer and product mix.

Foodservice Segment Product Contribution Margin(1) increased 30 percent to $84 million, largely driven by favorable price/mix.

Retail

Retail Segment Summary

		Year-Over-Year
	Q3 2017	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net Sales	$99.7	1%	0%	1%
Segment Product Contribution Margin(1)	$23.1	0%

Net sales for the Retail segment increased 1 percent to $100 million. Volume increased 1 percent, primarily driven by growth of licensed brands and private label products.

Retail Segment Product Contribution Margin(1) was flat at $23 million, with higher gross profit offset by increased advertising spending.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures were $12.7 million, a decrease of $23.4 million from the prior year quarter, largely due to the $17.7 million non-cash gain related to the settlement of a pension plan of the Company’s Lamb-Weston/Meijer joint venture in the prior year quarter as well as the impacts of higher raw potato costs in Europe.

Outlook

The Company provides earnings guidance on a non-GAAP basis and does not reconcile guidance to GAAP as the Company cannot predict certain elements that are included in reported GAAP results, including costs related to the spinoff from Conagra and other items impacting comparability.

FY 2017 Outlook Summary

Net sales growth rate	Mid-Single Digit

Adjusted EBITDA including unconsolidated	Mid-Teens
joint ventures(1) growth rate

Adjusted Diluted EPS(1)	$2.20 - $2.28

Interest expense	Approximately $60 million

Effective tax rate(2)	33% to 34%

For fiscal 2017, the Company continues to expect net sales to grow at a mid-single digit rate, Adjusted EBITDA including unconsolidated joint ventures(1) to grow at a mid-teens rate and Adjusted Diluted EPS(1) of $2.20 to $2.28.

In addition, the Company continues to expect total interest expense to be approximately $60 million, and now expects its effective tax rate(2) to be 33 to 34 percent.  The Company’s previous estimate was approximately 34 percent.

End Notes

(1)

Adjusted EBITDA, Adjusted EBITDA including unconsolidated joint ventures, Adjusted Income from Operations, Adjusted Net Income attributable to Lamb Weston, Adjusted Diluted EPS and Segment Product Contribution Margin are non-GAAP financial measures.  Please see the discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its third quarter 2017 results at 10:00 a.m. EDT today. A listen-only webcast will be provided at www.lambweston.com.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world.  For more than 60 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for our customers and make things more delicious for their customers.  From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles.  Because, when we look at a potato, we see possibilities.  Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  The Company undertakes no responsibility for updating these statements.  Readers of this press release should understand that these statements are not guarantees of performance or results.  Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release.  These risks and uncertainties include, among other things:  the Company’s ability to successfully execute its long-term value creation strategy; the competitive environment and related market conditions; political and economic conditions of the countries in which it conducts business and other factors related to its international operations; disruption of its access to export mechanisms; its ability to complete proposed acquisitions or integrate acquired businesses or execute on large capital projects; its future debt levels; the availability and prices of raw materials; changes in its relationships with its growers or significant customers; the success of its joint ventures; actions of governments and regulatory factors affecting its businesses; the ultimate outcome of litigation or any product recalls; increased pension, labor and people-related expenses; its ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission.  The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented Adjusted Income from Operations, Adjusted EBITDA, Adjusted EBITDA including unconsolidated joint ventures, Adjusted Net Income attributable to Lamb Weston, Adjusted Diluted EPS and Segment Product Contribution Margin, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations. Management believes that presenting these non-GAAP financial measures provide investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

Lamb Weston Holdings, Inc.

Condensed Combined and Consolidated Statements of Earnings

(unaudited, dollars in millions, except per-share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 26,	February 28,	February 26,	February 28,
	2017 (1)	2016 (1)	2017 (1)	2016 (1)
Net sales	$768.5	$728.7	$2,335.5	$2,216.8
Cost of sales	561.5	546.8	1,749.0	1,731.8
Gross profit	207.0	181.9	586.5	485.0
Selling, general and administrative expenses (2)	61.8	54.6	190.8	163.6
Income from operations	145.2	127.3	395.7	321.4
Interest expense, net	26.3	1.5	34.5	4.3
Income before income taxes and equity method earnings	118.9	125.8	361.2	317.1
Income tax expense	44.0	53.2	129.0	124.2
Equity method investment earnings (3)	12.7	36.1	29.5	56.3
Net income	87.6	108.7	261.7	249.2
Less: Income attributable to noncontrolling interests	3.4	1.3	10.7	6.5
Net income attributable to Lamb Weston Holdings, Inc.	$84.2	$107.4	$251.0	$242.7
Earnings per share
Basic	$0.57	$0.71	$1.71	$1.63
Diluted	$0.57	$0.71	$1.70	$1.63
Dividends declared per common share	$0.1875	$—	$0.1875	$—

(1)

On November 9, 2016, Lamb Weston Holdings, Inc. (“Lamb Weston”) separated from Conagra Brands, Inc. (formerly ConAgra Foods, Inc., “Conagra”) and became an independent publicly traded company through the pro rata distribution by Conagra of 100% of the outstanding common stock of Lamb Weston to Conagra stockholders (the “Separation” or “Spinoff”). The condensed combined and consolidated earnings in all periods prior to November 9, 2016, were carved out of Conagra’s consolidated financial statements.  These financial statements may not reflect what the Company’s results of operations would have been had it operated as a separate stand-alone public company and may not be indicative of its future results of operations.  These financial statements should be read together with the consolidated financial statements and notes filed with the Securities and Exchange Commission in the Company’s registration statement on Form 10, as amended, on October 17, 2016, and its fiscal 2017 third quarter Form 10-Q.

(2)

The thirteen and thirty-nine weeks ended February 26, 2017, include $5.1 million and $23.8 million, respectively, of expenses related to the Separation as discussed in footnote (1) above. The thirteen and thirty-nine weeks ended February 28, 2016, both include $0.7 million of Separation-related expenses.  In all periods, the expenses related primarily to professional fees.

(3)	The thirteen and thirty-nine weeks ended February 28, 2016, both include a $17.7 million non-cash gain related to the settlement of a pension plan of the Company’s Lamb-Weston/Meijer joint venture.

Lamb Weston Holdings, Inc.

Condensed Combined and Consolidated Balance Sheets

(unaudited, dollars in millions, except share data)

	February 26,	May 29,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$37.5	$36.4
Receivables, less allowance for doubtful accounts of $0.6 and $0.5	218.1	186.5
Inventories	572.4	498.9
Prepaid expenses and other current assets	84.1	58.2
Total current assets	912.1	780.0
Property, plant and equipment, net	1,185.6	1,043.1
Goodwill	132.7	133.9
Intangible assets, net	37.7	39.6
Equity method investments	155.6	155.2
Other assets	8.5	6.5
Total assets	$2,432.2	$2,158.3

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings	$92.5	$24.9
Current portion of long-term debt and financing obligations	47.8	13.5
Accounts payable	271.9	238.0
Accrued liabilities	163.0	133.2
Total current liabilities	575.2	409.6
Long-term liabilities:
Long-term debt, excluding current portion	2,372.7	104.6
Deferred income taxes	61.6	144.0
Other noncurrent liabilities	73.6	52.1
Total long-term liabilities	2,507.9	300.7
Commitments and contingencies
Redeemable noncontrolling interest	50.7	47.4
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 146,068,558 shares issued	146.1	—
Parent companies' invested equity	—	1,409.8
Additional distributed capital	(900.3)	—
Retained earnings	72.1	—
Accumulated other comprehensive loss	(19.4)	(9.2)
Treasury stock, at cost 3,786 common shares	(0.1)	—
Total stockholders' equity (deficit)	(701.6)	1,400.6
Total liabilities and stockholders’ equity	$2,432.2	$2,158.3

Lamb Weston Holdings, Inc.

Condensed Combined and Consolidated Statements of Cash Flows

(unaudited, dollars in millions)

	Thirty-Nine Weeks Ended
	February 26,	February 28,
	2017	2016
Cash flows from operating activities
Net income	$261.7	$249.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	79.6	71.5
Share-based compensation expense	9.8	6.2
Earnings of joint ventures in excess of distributions	(7.3)	(27.0)
Other	3.1	(6.2)
Change in operating assets and liabilities:
Receivables	(31.7)	(28.4)
Inventories	(73.5)	(56.3)
Deferred income taxes and income taxes payable, net	(6.6)	5.3
Prepaid expenses and other current assets	(24.3)	(6.4)
Accounts payable	17.9	12.7
Accrued liabilities	25.4	0.5
Net cash provided by operating activities	$254.1	$221.1
Cash flows from investing activities
Additions to property, plant and equipment	(204.5)	(108.6)
Proceeds from sale of assets	2.0	5.2
Net cash used for investing activities	$(202.5)	$(103.4)
Cash flows from financing activities
Proceeds from short-term borrowings	67.3	18.2
Proceeds from issuance of debt	798.1	30.0
Debt repayments	(4.7)	(38.5)
Payments of debt issuance costs	(12.3)	—
Net transfers (to) from parent	(38.8)	(115.0)
Cash distribution to parent at Separation	(823.5)	—
Dividends paid	(27.4)	—
Cash distributions paid to noncontrolling interest	(9.0)	(6.2)
Other	0.2	—
Net cash used for financing activities	$(50.1)	$(111.5)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(0.2)
Net increase (decrease) in cash and cash equivalents	1.1	6.0
Cash and cash equivalents, beginning of the period	36.4	30.6
Cash and cash equivalents, end of period	$37.5	$36.6

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
			Year-Over-
	February 26,	February 28,	Year Growth
	2017	2016	Rates	Price/Mix	Volume
Segment sales
Global	$391.6	$381.4	3%	2%	1%
Foodservice	242.2	219.9	10%	10%	0%
Retail	99.7	98.5	1%	0%	1%
Other	35.0	28.9	21%	23%	(2%)
	$768.5	$728.7	5%	4%	1%

Segment product contribution margin (1)
Global	$93.2	$85.6	9%
Foodservice	84.1	64.8	30%
Retail	23.1	23.2	0%
Other	2.2	4.0	(45%)
	202.6	177.6	14%
Other selling, general, and administrative expenses	57.4	50.3	14%
Income from operations	$145.2	$127.3	14%

Items impacting comparability (2)
Expenses related to the spinoff	$5.1	$0.7

Adjusted income from operations (3)	$150.3	$128.0	17%

(1)

Segment product contribution margin excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance results for the period.

(2)

The thirteen weeks ended February 26, 2017 and February 28, 2016, include $5.1 million and $0.7 million, respectively, of expenses related to the Separation. The expenses related primarily to professional fees.

(3)

Adjusted income from operations is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston’s segments and the Company on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirty-Nine Weeks Ended
			Year-Over-
	February 26,	February 28,	Year Growth
	2017	2016	Rates	Price/Mix	Volume
Segment sales
Global	$1,203.4	$1,152.5	4%	1%	3%
Foodservice	753.0	691.4	9%	7%	2%
Retail	285.8	278.0	3%	4%	(1%)
Other	93.3	94.9	(2%)	9%	(11%)
	$2,335.5	$2,216.8	5%	3%	2%

Segment product contribution margin (1)
Global	$259.1	$219.9	18%
Foodservice	243.8	182.7	33%
Retail	63.6	51.8	23%
Other	5.0	12.9	(61%)
	571.5	467.3	22%
Other selling, general, and administrative expenses	175.8	145.9	20%
Income from operations	$395.7	$321.4	23%

Items impacting comparability (2)
Expenses related to the spinoff	$23.8	$0.7
Expenses related to SCAE Plan	—	0.1

Adjusted income from operations (3)	$419.5	$322.2	30%

(1)

Segment product contribution margin excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance results for the period.

(2)

The thirty-nine weeks ended February 26, 2017 and February 28, 2016, include  $23.8 million and $0.7 million, respectively, of expenses related to the Separation.  The expenses related primarily to professional fees.

The thirty-nine weeks ended February 28, 2016, includes $0.1 million of costs incurred in connection with Conagra’s initiative to improve selling, general and administrative effectiveness and efficiencies, which is referred to as the Supply Chain and Administrative Efficiency Plan (the “SCAE Plan”).

(3)

Adjusted income from operations is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston’s segments and the Company on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions, except per-share amounts)

	Thirteen Weeks Ended February 26, 2017
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$145.2	$26.3	$44.0	$12.7	$87.6	$3.4	$84.2	$0.57
Items impacting
comparability (1) (2):
Expenses related to the spinoff	5.1	—	1.9	—	3.2	—	3.2	0.02
Total items impacting
comparability	5.1	—	1.9	—	3.2	—	3.2	0.02
Adjusted (3)	$150.3	$26.3	$45.9	$12.7	$90.8	$3.4	$87.4	$0.59

	Thirteen Weeks Ended February 28, 2016
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$127.3	$1.5	$53.2	$36.1	$108.7	$1.3	$107.4	$0.71
Items impacting
comparability (1) (2):
Expenses related to the spinoff	0.7	—	0.3	—	0.4	—	0.4	—
Gain related to pension plan settlement	—	—	(4.4)	(17.7)	(13.3)	—	(13.3)	(0.09)
Total items impacting
comparability	0.7	—	(4.1)	(17.7)	(12.9)	—	(12.9)	(0.09)
Adjusted (3)	$128.0	$1.5	$49.1	$18.4	$95.8	$1.3	$94.5	$0.62

	Thirty-Nine Weeks Ended February 26, 2017
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$395.7	$34.5	$129.0	$29.5	$261.7	$10.7	$251.0	$1.70
Items impacting
comparability (1) (2):
Expenses related to the spinoff	23.8	—	8.8	—	15.0	—	15.0	0.10
Total items impacting
comparability	23.8	—	8.8	—	15.0	—	15.0	0.10
Adjusted (3)	$419.5	$34.5	$137.8	$29.5	$276.7	$10.7	$266.0	$1.80

	Thirty-Nine Weeks Ended February 28, 2016
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$321.4	$4.3	$124.2	$56.3	$249.2	$6.5	$242.7	$1.63
Items impacting
comparability (1) (2):
Expenses related to the spinoff	0.7	—	0.3	—	0.4	—	0.4	—
Expenses related to SCAE Plan	0.1	—	—	—	0.1	—	0.1	—
Gain related to pension plan settlement	—	—	(4.4)	(17.7)	(13.3)	—	(13.3)	(0.09)
Total items impacting
comparability	0.8	—	(4.1)	(17.7)	(12.8)	—	(12.8)	(0.09)
Adjusted (3)	$322.2	$4.3	$120.1	$38.6	$236.4	$6.5	$229.9	$1.54

(1)	See footnotes (2) and (3) to the Condensed Combined and Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(2)	Items impacting comparability are tax-effected at the marginal rate based on the applicable tax jurisdiction.

(3)

Adjusted income from operations, income tax expense, equity method investment earnings, net income, net income attributable to Lamb Weston and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP.  The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

Adjusted EBITDA is defined as net income attributable to Lamb Weston plus income attributable to noncontrolling interests, interest expense (net of interest income), income taxes, depreciation and amortization and items impacting comparability, less equity method investment earnings.  The following table reconciles net income attributable to Lamb Weston to Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 26,	February 28,	February 26,	February 28,
	2017	2016	2017	2016
Net income attributable to Lamb Weston Holdings, Inc.	$84.2	$107.4	$251.0	$242.7
Income attributable to noncontrolling interests	3.4	1.3	10.7	6.5
Equity method investment earnings	(12.7)	(36.1)	(29.5)	(56.3)
Interest expense, net	26.3	1.5	34.5	4.3
Income tax expense	44.0	53.2	129.0	124.2
Income from operations	145.2	127.3	395.7	321.4
Depreciation and amortization	26.4	23.6	78.2	71.5
Items impacting comparability (1)
Expenses related to the spinoff	5.1	0.7	23.8	0.7
Expenses related to SCAE Plan	—	—	—	0.1
Adjusted EBITDA (2) (3)	176.7	151.6	497.7	393.7

Unconsolidated Joint Ventures (4)
Equity method investment earnings	12.7	36.1	29.5	56.3
Interest expense, income tax expense, and depreciation and amortization
included in equity method investment earnings	5.7	4.0	16.9	13.1
Items impacting comparability (1)
Gain related to pension plan settlement	—	(17.7)	—	(17.7)
Add: Adjusted EBITDA from unconsolidated joint ventures (2)	18.4	22.4	46.4	51.7

Consolidated Joint Ventures (4)
Income attributable to noncontrolling interests	(3.4)	(1.3)	(10.7)	(6.5)
Interest expense, income tax expense, and depreciation and amortization
included in income attributable to noncontrolling interests	(0.9)	(0.9)	(2.7)	(2.7)
Subtract: EBITDA from consolidated joint ventures (2)	(4.3)	(2.2)	(13.4)	(9.2)

Adjusted EBITDA including unconsolidated joint ventures (2)	$190.8	$171.8	$530.7	$436.2

(1)	See footnotes (2) and (3) to the Condensed Combined and Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(2)

Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. Lamb Weston presents these measures because the Company believes they provide a means to evaluate the performance of the Company on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP.  The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

(3)	Adjusted EBITDA includes EBITDA from consolidated joint ventures.

(4)

Lamb Weston holds equity interests in three potato processing joint ventures, including 49.99% of Lamb Weston BSW, LLC and 50% of Lamb-Weston/RDO Frozen and Lamb-Weston/Meijer v.o.f.  Lamb Weston consolidates the financial statements of Lamb Weston BSW, LLC and accounts for its ownership in the other joint ventures under the equity method of accounting.